Exhibit 99.1

PRESS RELEASE	FOR IMMEDIATE RELEASE

EXPRO GROUP HOLDINGS N.V. ANNOUNCES FIRST QUARTER 2023 RESULTS

Revenue of $339 million, down 3% sequentially and up 21% year-over-year

Adjusted EBITDA1 of $42 million ($53 million, excluding $11 million of mobilization costs, and start-up and commissioning costs associated with the Company’s now operational light well intervention, or LWI, system), down 40% sequentially and up 14% year-over-year. Excluding such LWI-related costs, Adjusted EBITDA was down 30% sequentially and up 36% year-over-year

Adjusted EBITDA margin1 of 12% (16% excluding LWI-related costs), down sequentially from 20% (21% excluding LWI-related costs) and down year-over-year from 13% (14% excluding LWI-related costs)

Reaffirms positive business outlook and full-year guidance range for revenue of $1,450 million to $1,550 million, Adjusted EBITDA of $275 million to $325 million, and Adjusted EBITDA margin of 19% to 21%

Completed acquisition of DeltaTek, expanding the Company's offering to include low-risk, open-water cementing solutions, and repurchased approximately $10 million of outstanding common stock

HOUSTON - May 4, 2023 - Expro Group Holdings N.V. (NYSE: XPRO) (the “Company” or “Expro”) today reported financial and operational results for the three months ended March 31, 2023.

First Quarter 2023 Highlights

•	Revenue was $339 million compared to revenue of $351 million in the fourth quarter of 2022, a decrease of $12 million, or 3%, consistent with historic seasonal patterns, including the impact of the winter season in the Northern Hemisphere and the budget cycles of our national oil company customers. Revenue increased $59 million, or 21%, compared to the first quarter of 2022.

•	Net loss for the first quarter of 2023 was $6 million, or $0.06 per diluted share, compared to net income of $13 million, or $0.12 per diluted share, for the fourth quarter of 2022 and net loss of $11 million, or $0.10 per diluted share for the first quarter of 2022. Adjusted net income[1] for the first quarter of 2023 was $1 million, or $0.01 per diluted share, compared to adjusted net income for the fourth quarter of 2022 of $24 million, or $0.22 per diluted share, and adjusted net income for the first quarter of 2022 of $1 million, or $0.01 per diluted share. Results for the first quarter of 2023, fourth quarter of 2022 and first quarter of 2022 include foreign exchange gains of $1 million, $2 million and $3 million, respectively, or $0.01, $0.02 and $0.03 per diluted share, respectively.

•	Adjusted EBITDA was $42 million, a sequential decrease of $28 million, or 40%, primarily attributable to unrecoverable mobilization costs, and higher start-up and commissioning costs incurred during the three months ended March 31, 2023 on subsea projects in Asia Pacific ("APAC"), as well as a combination of the decrease in revenue discussed above and a less favorable activity mix. Adjusted EBITDA margin for the first quarter of 2023 and fourth quarter of 2022 was 12% and 20%, respectively. Excluding $11 million and $5 million of such mobilization, start-up and commissioning costs that were recognized during the first quarter of 2023 and the fourth quarter of 2022, respectively, Adjusted EBITDA would have been $53 million and $75 million, and Adjusted EBITDA margin would have been 16% and 21%, respectively. Adjusted EBITDA excluding such mobilization, start-up and commissioning costs compared to the first quarter of 2022 increased by $14 million, or 36%. Start-up and commissioning costs relate to the Company’s vessel-deployed, light well intervention ("LWI") system which commenced operations during the first quarter of 2023.

•	Net cash provided by operating activities for the first quarter of 2023 was $21 million compared to net cash provided by operating activities of $93 million for the fourth quarter of 2022, primarily driven by a decrease in Adjusted EBITDA of $28 million in the first quarter of 2023 and a decrease in working capital of $46 million during the fourth quarter of 2022, which was not repeated in the first quarter of 2023. Net cash used by operating activities for the first quarter of 2022 was $14 million. Adjusted cash flow from operations[1] and cash conversion[1] for the first quarter of 2023 were $27 million and 65%, respectively, compared to $99 million and 141%, respectively, for the fourth quarter of 2022. Adjusted cash flow from operations and cash conversion for the first quarter of 2022 was $(1) million and (4)%, respectively.

Michael Jardon, Expro Chief Executive Officer, noted, “Our first quarter results reflect operating in a dynamic environment, with revenue in line with expectations and Adjusted EBITDA margin below expectations due to LWI-related mobilization, start-up and commissioning costs. Despite some challenges, Expro delivered a strong quarter, securing new business and developing partnerships across our global operating footprint to accelerate continued profitable growth.

1.     A non-GAAP measure.

“I am pleased to report that we have now successfully completed the commissioning of our vessel-deployed, light well intervention, or LWI, system. Operations have now been ongoing for a month with an IOC client offshore Australia, with two well de-suspensions completed to date. We have secured a further contract for our LWI system on a well decommissioning project in the APAC region, covering the plug and abandonment of nine wells and further demonstrating Expro’s broad capabilities in vessel-deployed, light well intervention.

“As we look ahead to the rest of 2023, we see a favorable commodity price backdrop, positive trends in customer spending and investment, good momentum building in the international and offshore markets, and a healthy order book. This quarter we captured more than $350 million in additional work globally, and we continue to leverage legacy relationships and capitalize on myriad opportunities across regional markets and Expro’s broad portfolio of cost-effective, technology-enabled services and solutions.

“Our Well Construction product line continues to effectively deliver value across our global footprint, securing significant contract wins and delivering exceptional performance to an expanded customer base and reinforcing our position as the premium provider of tubular running services ("TRS") and well construction products. Within Well Flow Management, our recently announced ENI Congo project continues to progress on time and on budget. Our traditional Subsea Well Access business is also well-positioned for expected increases in drilling and completions activity, with potential for net pricing gains in the second half of 2023 and beyond because of global capacity constraints in subsea test tree assemblies, which are mission critical safety systems.

“We also completed the acquisition of cementing specialists, DeltaTek Global (“DeltaTek”) in the first quarter and are generating significant market interest in the innovative technologies that this acquisition brings to Expro. DeltaTek has brought to Expro an experienced leadership team focused on developing and deploying cementing technologies to the offshore market, with operations across the UK and Norway. We intend to globalize the business using our operational footprint and award-wining cement head technologies. The disruptive range of Cure® and ArticuLock® technologies directly addresses well construction challenges and are a natural fit within Expro’s well construction services and products.

“As the clean energy transition continues to gain momentum, we appreciate that hydrocarbons will continue to play a vital role in the transition towards more sustainable energy resources. The existing expertise and future innovation within the energy services sector, both to reduce emissions and increase efficiency, will be critical.

“We are gaining momentum in the early-stage carbon capture and storage segment and also continue to build on our expertise and established operations within the geothermal and flare reduction segments. We continue to develop technologies to enhance the sustainability of our customers’ operations which, along with our digital transformation initiatives, are supporting our customers’ commercial and environmental priorities. As the industry changes, we continue to evolve our approach to adapt and help our customers safely, responsibly, and cost-effectively address the energy transition.

“We are proud to have published Expro’s 2022 Sustainability Review at the end of March. This comprehensive publication showcases the progress we continue to make in our journey to embed our Environmental, Social and Governance strategies into everything that we do, both within our business and in the communities in which we operate.

“This is our second annual ESG report and we believe it is important to highlight the cross-company efforts to progress our own carbon-reduction capabilities and support our customers in achieving their goals. At a time when organizations around the world wrestle with their ESG commitments, it has never been more important to report on sustainability progress with transparency and integrity, and we are proud to demonstrate the headway we continue to make in our journey. You can view the full report at www.expro.com.

“Our geothermal business also continues to develop globally. We are working to advance new strategic partnerships as we target, for example, the European geothermal heating market. We completed the integration of Expro’s facilities in Den Helder, providing operational efficiencies across our product lines. This world class facility will not only support our Netherlands operations but also our expansion into the geothermal business across Europe.

“We look ahead with great excitement and know we are well positioned to further capitalize on market opportunities in strategically important areas. We have confidence that the efficiency of our business model, combined with our broad portfolio of services and solutions, global reach, and merger-related efficiency gains, will allow us to achieve profitable growth through 2023 and beyond.”

Notable Awards and Achievements

Expro secured a major TRS contract with a key client in the United Arab Emirates. This involved working closely with the client in detailed discussions to secure this 20-month, multi-million-dollar contract. We are delighted to further enhance our relationship with this important customer.

We extended a key UK contract with an important client, demonstrating the breadth of our portfolio and the value of Expro technologies. This is a three-year extension to an existing Wireline Services contract – with Well Test and TRS services now added to the contract – and Expro is now the preferred supplier for these services. Technology-enabled services, including CoilHose, Distributed Fiber Optic Sensing (“DFOS”) and Octopoda™ annular intervention services are also included. Service quality was a key reason for securing this win, and we are proud to have captured this extended scope.

We retained a multi-million-dollar wireline intervention contract for a key client in Brazil. This is a three-year award for provision of slickline offshore services that represents the majority of Brazil's wireline operations.

In the Gulf of Mexico, we won a Subsea Well Access contract extension for a further 24-months on a major client’s mature assets. Service quality was the key driver in securing the extension as Expro has been this client’s Subsea Large Bore provider on these assets in the Gulf of Mexico since 2006.

Expro’s newly acquired well construction cementing specialists DeltaTek was a finalist in three categories at the 2023 Offshore Achievement Awards. Expro’s automated rig-floor technology, iTONG™ was a finalist in the Emerging Technology category in the same competition.

We are delighted to report that DeltaTek has also been named a winner in a prestigious UK business award, The King’s Award for Enterprise, which recognizes outstanding achievement in the category of innovation.

At Expro, we are proud of our safety reputation and are pleased to have received several client commendations for safety through the first quarter of 2023. Notably, our team in Takoradi, Ghana has celebrated 14 years with zero recordable safety incidents. This base is currently servicing a long-standing client’s Ghana value maximization plan, which is a multi-year, multi-well campaign. This major client also recently commended Expro for our strong commitment to rig safety culture and ‘one team’ approach.

Segment Results

Unless otherwise noted, the following discussion compares the quarterly results for the first quarter of 2023 to the results for the fourth quarter of 2022.

North and Latin America (NLA)

NLA revenue totaled $126 million for the three months ended March 31, 2023, a decrease of $6 million, or 5%, compared to $132 million for the three months ended December 31, 2022. The decrease was primarily due to lower well construction product sales and well construction services revenue in the U.S. due to decreased customer activities, partially offset by higher well construction revenue in Guyana.

NLA Segment EBITDA was $32 million, or 25% of revenues, during the three months ended March 31, 2023, compared to $35 million, or 27% of revenues, during the three months ended December 31, 2022. The decrease in Segment EBITDA and Segment EBITDA margin was attributable to lower activity and less favorable activity mix during the three months ended March 31, 2023.

Europe and Sub-Saharan Africa (ESSA)

ESSA revenue totaled $114 million for the three months ended March 31, 2023, compared to $117 million for the fourth quarter of 2022, a decrease of $3 million. The sequential decrease of 3% was primarily driven by lower well flow management revenue in the United Kingdom, Norway and Nigeria and non-repeat of equipment sales revenue in Central Europe. The decrease in revenues was partially offset by higher well flow management revenue in Congo.

ESSA Segment EBITDA during the three months ended March 31, 2023 was $21 million, or 18% of revenues, compared to $30 million, or 26% of revenues, for the three months ended December 31, 2022. The decrease in Segment EBITDA and Segment EBITDA margin was primarily attributable to seasonally lower activity levels and a less favorable activity mix during the three months ended March 31, 2023, with a reduction in higher margin services activity in the UK and Norway, partially offset by lower margin product sales revenue in Sub-Saharan Africa.

Middle East and North Africa (MENA)

MENA revenue totaled $51 million for the three months ended March 31, 2023, compared to $55 million for the three months ended December 31, 2022. The sequential decrease in revenue of $4 million, or 8%, was primarily driven by sequentially lower well flow management revenue in Saudi Arabia and Algeria, with a non-repeat of fourth quarter product sales and intra-market equipment re-locations both contributing to sequentially lower revenue, partially offset by increased well flow management revenue in the United Arab Emirates.

MENA Segment EBITDA for the three months ended March 31, 2023 was $15 million, or 29% of revenues, compared to $19 million, or 35% of revenues, in the prior quarter. The decrease in Segment EBITDA and Segment EBITDA margin was primarily due to lower activity and a less favorable activity and products mix during the three months ended March 31, 2023.

Asia Pacific (APAC)

APAC revenue for the three months ended March 31, 2023, totaled $49 million compared to $47 million for the fourth quarter of 2022, an increase of $2 million. The 4% increase in revenue was primarily due to higher subsea well access revenue and well intervention and integrity revenue in Australia, as well as higher well construction services revenue in Malaysia. The increase in revenue was partially offset by lower well flow management revenue in Malaysia.

APAC Segment EBITDA for the three months ended March 31, 2023 totaled $(3) million, or (6)% of revenues, compared to $4 million, or 8% of revenues, in the fourth quarter of 2022. The reduction in Segment EBITDA despite the increase in revenues was primarily due to $11 million of unrecoverable subsea mobilization costs, and higher start-up and commissioning costs incurred during the three months ended March 31, 2023, on subsea projects in APAC, as compared to $5 million for the three months ended December 31, 2022. Excluding $11 million and $5 million, respectively, of such start-up and commissioning costs during the three months ended March 31, 2023, and December 31, 2022, Segment EBITDA would have been $8 million and $9 million, respectively, and Segment EBITDA margin would have been 16% and 18%, respectively. Start-up and commissioning costs relate to the Company’s vessel-deployed LWI system which commenced operations during the first quarter of 2023.

Other Financial Information

The Company’s capital expenditures totaled $29 million in the first quarter of 2023, of which approximately 90% were used for the purchase and manufacture of equipment to directly support customer-related activities and approximately 10% for other property, plant and equipment, inclusive of software costs. In addition, we used net cash of $8 million during the three months ended March 31, 2023, for the acquisition of DeltaTek. Expro plans for capital expenditures in the range of approximately $90 million to $100 million for the remaining three quarters of 2023.

As of March 31, 2023, Expro’s consolidated cash and cash equivalents, including restricted cash, totaled $186 million. The Company had no outstanding debt as of March 31, 2023 and has no outstanding debt today. The Company’s total liquidity as of March 31, 2023 was $316 million. Total liquidity includes $130 million available for drawdowns as loans under the Company’s revolving credit facility.

On June 16, 2022, the Company’s Board of Directors (the “Board”) approved a new stock repurchase program, under which the Company is authorized to acquire up to $50.0 million of its outstanding common stock through November 24, 2023.Under the stock repurchase plan, the Company has repurchased approximately 0.6 million shares at an average price of $17.99 per share, for a total cost of approximately $10.0 million during the three months ended March 31, 2023. Since the inception of the stock repurchase program, the Company has repurchased total of approximately 1.7 million shares at an average price of $13.89 per share, for a total cost of $23.0 million through March 31, 2023.

Expro’s provision for income taxes for the first quarter of 2023 was $5 million compared to $12 million in the fourth quarter of 2022. The sequential change in income taxes was primarily due to changes in the mix of taxable profits between jurisdictions, and non-recurring discrete items in the three months ended December 31, 2022, partially offset by discrete tax credits in the three months ended March 31, 2023, arising from the acquisition of DeltaTek. The Company’s effective tax rate on a U.S. generally accepted accounting principles (“GAAP”) basis for the three months ended March 31, 2023 also reflects liability for taxes in certain jurisdictions that tax on an other than pre-tax profits basis, including so-called “deemed profits” regimes.

The financial measures provided that are not presented in accordance with GAAP are defined and reconciled to their most directly comparable GAAP measures. Please see “Use of Non-GAAP Financial Measures” and the reconciliations to the nearest comparable GAAP measures.

Additionally, downloadable financials are available on the Investor section of www.expro.com.

Conference Call

The Company will host a conference call to discuss first quarter 2023 results on Thursday, May 4, 2023, at 10:00 a.m. Central Time (11:00 a.m. Eastern Time).

Participants may also join the conference call by dialing:

U.S.: +1 (833) 470-1428

International: +1 (929) 526-1599

Access ID: 588636

To listen via live webcast, please visit the Investor section of www.expro.com.

The first quarter 2023 Investor Presentation is available on the Investor section of www.expro.com.

An audio replay of the webcast will be available on the Investor section of the Company’s website approximately three hours after the conclusion of the call and will remain available for a period of approximately 12 months.

To access the audio replay telephonically:

Dial-In: U.S. +1 (866) 813-9403 or +44 (204) 525-0658

Access ID: 163705

Start Date: May 4, 2023, 1:00 p.m. CT

End Date: May 11, 2023, 11:59 p.m. CT

A transcript of the conference call will be posted to the Investor relations section of the Company’s website as soon as practicable after the conclusion of the call.

ABOUT EXPRO

Working for clients across the entire well life cycle, Expro is a leading provider of energy services, offering cost-effective, innovative solutions and what the Company considers to be best-in-class safety and service quality. The Company’s extensive portfolio of capabilities spans well construction, well flow management, subsea well access, and well intervention and integrity solutions.

With roots dating to 1938, Expro has approximately 7,600 employees and provides services and solutions to leading exploration and production companies in both onshore and offshore environments in approximately 60 countries.

For more information, please visit: www.expro.com and connect with Expro on Twitter @ExproGroup and LinkedIn @Expro.

Contact:

InvestorRelations@expro.com

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this release include statements, estimates and projections regarding the Company’s future business strategy and prospects for growth, cash flows and liquidity, financial strategy, budget, projections, guidance, operating results and environmental, social and governance goals, targets and initiatives. These statements are based on certain assumptions made by the Company based on management’s experience, expectations and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Forward-looking statements are not guarantees of performance. Although the Company believes the expectations reflected in its forward-looking statements are reasonable and are based on reasonable assumptions, no assurance can be given that these assumptions are accurate or that any of these expectations will be achieved (in full or at all) or will prove to have been correct. Moreover, such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. Such assumptions, risks and uncertainties include the outcome and results of the integration process associated with the 2021 merger of Frank’s International and Expro Group Holdings International Limited, the amount, nature and timing of capital expenditures, the availability and terms of capital, the level of activity in the oil and gas industry, volatility of oil and gas prices, unique risks associated with offshore operations, political, economic and regulatory uncertainties in international operations, the ability to develop new technologies and products, the ability to protect intellectual property rights, the ability to employ and retain skilled and qualified workers, the level of competition in the Company’s industry, global or national health concerns, including health epidemics, such as COVID-19 and any variants thereof, the possibility of a swift and material decline in global crude oil demand and crude oil prices for an uncertain period of time, future actions of foreign oil producers such as Saudi Arabia and Russia, the timing, pace and extent of an economic recovery in the United States and elsewhere, inflationary pressures, volatility in the banking sector, the impact of current and future laws, rulings, governmental regulations, accounting standards and statements, and related interpretations, and other guidance.

Such assumptions, risks and uncertainties also include the factors discussed or referenced in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC, as well as other risks and uncertainties set forth from time to time in the reports the Company files with the SEC. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events, historical practice or otherwise, except as required by applicable law, and we caution you not to rely on them unduly.

Use of Non-GAAP Financial Measures

This press release and the accompanying schedules include the non-GAAP financial measures of Adjusted EBITDA, Adjusted EBITDA margin, contribution, contribution margin, support costs, adjusted cash flow from operations, cash conversion, adjusted net income (loss), and adjusted net income (loss) per diluted share, which may be used periodically by management when discussing financial results with investors and analysts. The accompanying schedules of this press release provide a reconciliation of these non-GAAP financial measures to their most directly comparable financial measure calculated and presented in accordance with GAAP. These non-GAAP financial measures are presented because management believes these metrics provide additional information relative to the performance of the business. These metrics are commonly employed by financial analysts and investors to evaluate the operating and financial performance of Expro from period to period and to compare such performance with the performance of other publicly traded companies within the industry. You should not consider Adjusted EBITDA, Adjusted EBITDA margin, contribution, contribution margin, support costs, adjusted cash flow from operations, cash conversion, adjusted net income (loss) and adjusted net income (loss) per diluted share in isolation or as a substitute for analysis of Expro’s results as reported under GAAP. Because Adjusted EBITDA, Adjusted EBITDA margin, contribution, contribution margin, support costs, adjusted cash flow from operations, cash conversion, adjusted net income (loss) and adjusted net income (loss) per diluted share may be defined differently by other companies in the industry, the presentation of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

Expro defines Adjusted EBITDA as net income (loss) adjusted for (a) income tax expense, (b) depreciation and amortization expense, (c) severance and other expense, (d) merger and integration expense, (e) gain on disposal of assets, (f) other (income) expense, net, (g) stock-based compensation expense, (h) foreign exchange (gains) losses and (i) interest and finance (income) expense, net. Adjusted EBITDA margin reflects Adjusted EBITDA expressed as a percentage of total revenue.

Contribution is defined as total revenue less cost of revenue excluding depreciation and amortization expense, adjusted for indirect support costs and stock-based compensation expense included in cost of revenue. Contribution margin is defined as contribution divided by total revenue, expressed as a percentage. Support costs is defined as indirect costs attributable to supporting the activities of the operating segments, research and engineering expenses and product line management costs included in cost of revenue, excluding depreciation and amortization expense, and general and administrative expense, excluding depreciation and amortization expense, which represent costs of running the corporate head office and other central functions, including logistics, sales and marketing and health and safety, and does not include foreign exchange gains or losses and other non-routine expenses. Adjusted cash flow from operations is defined as net cash (used in) provided by operating activities adjusted for cash paid during the period for interest, net, severance and other expense and merger and integration expense. Cash conversion is defined as Adjusted cash flow from operations divided by Adjusted EBITDA, expressed as a percentage.

The Company defines adjusted net income (loss) as net income (loss) before merger and integration expense, severance and other expense, stock-based compensation expense, and gain on disposal of assets, adjusted for corresponding tax benefits of these items. The Company defines adjusted net income (loss) per diluted share as net income (loss) per diluted share before merger and integration expense, severance and other expense, stock-based compensation expense, and gain on disposal of assets, adjusted for corresponding tax benefits of these items, divided by diluted weighted average common shares

Please see the accompanying financial tables for a reconciliation of these non-GAAP measures to their most directly comparable GAAP measures.

EXPRO GROUP HOLDINGS N.V.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share data)
(Unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2023	2022	2022

Total revenue	$339,279	$350,966	$280,477
Operating costs and expenses:
Cost of revenue, excluding depreciation and amortization expense	(289,647)	(277,548)	(239,530)
General and administrative expense, excluding depreciation and amortization expense	(13,285)	(10,444)	(11,510)
Depreciation and amortization expense	(34,737)	(34,538)	(35,012)
Merger and integration expense	(2,138)	(4,996)	(4,725)
Severance and other expense	(927)	(2,411)	(1,494)
Total operating cost and expenses	(340,734)	(329,937)	(292,271)
Operating (loss) income	(1,455)	21,029	(11,794)
Other (expense) income, net	(949)	1,477	996
Interest and finance (expense) income, net	(1,298)	(3,468)	13
(Loss) income before taxes and equity in income of joint ventures	(3,702)	19,038	(10,785)
Equity in income of joint ventures	2,436	5,590	4,202
(Loss) income before income taxes	(1,266)	24,628	(6,583)
Income tax expense	(5,085)	(11,697)	(4,549)
Net (loss) income	$(6,351)	$12,931	$(11,132)

Net (loss) income per common share:
Basic	$(0.06)	$0.12	$(0.10)
Diluted	$(0.06)	$0.12	$(0.10)
Weighted average common shares outstanding:
Basic	108,854,709	108,743,078	109,266,988
Diluted	108,854,709	109,348,871	109,266,988

EXPRO GROUP HOLDINGS N.V.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	March 31,	December 31,
	2023	2022
Assets
Current assets
Cash and cash equivalents	$184,870	$214,788
Restricted cash	1,428	3,672
Accounts receivable, net	425,410	419,237
Inventories	156,280	153,718
Assets held for sale	2,179	2,179
Income tax receivables	26,848	26,938
Other current assets	56,552	44,975
Total current assets	853,567	865,507

Property, plant and equipment, net	462,410	462,316
Investments in joint ventures	68,435	66,038
Intangible assets, net	231,529	229,504
Goodwill	228,137	220,980
Operating lease right-of-use assets	75,197	74,856
Non-current accounts receivable, net	9,177	9,688
Other non-current assets	8,045	8,263
Total assets	$1,936,497	$1,937,152

Liabilities and stockholders’ equity
Current liabilities
Accounts payable and accrued liabilities	$272,159	$272,704
Income tax liabilities	40,911	37,151
Finance lease liabilities	1,051	1,047
Operating lease liabilities	18,369	19,057
Other current liabilities	120,021	107,750
Total current liabilities	452,511	437,709

Deferred tax liabilities, net	27,893	30,419
Post-retirement benefits	10,695	11,344
Non-current finance lease liabilities	13,465	13,773
Non-current operating lease liabilities	58,554	60,847
Other non-current liabilities	102,694	97,165
Total liabilities	665,812	651,257

Total stockholders’ equity	1,270,685	1,285,895
Total liabilities and stockholders’ equity	$1,936,497	$1,937,152

EXPRO GROUP HOLDINGS N.V.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2023	2022
Cash flows from operating activities:
Net loss	$(6,351)	$(11,132)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization expense	34,737	35,012
Equity in income of joint ventures	(2,436)	(4,202)
Stock-based compensation expense	4,171	6,018
Changes in fair value of investments	-	1,502
Elimination of unrealized profit on sales to joint ventures	39	-
Deferred taxes	(5,225)	(2,448)
Unrealized foreign exchange gain	(1,753)	(2,503)
Changes in assets and liabilities:
Accounts receivable, net	(5,761)	2,163
Inventories	(2,380)	(6,232)
Other assets	(11,320)	(3,492)
Accounts payable and accrued liabilities	5,362	(13,194)
Other liabilities	11,306	(11,501)
Income taxes, net	3,929	(719)
Other	(2,995)	(3,434)
Net cash provided by (used in) operating activities	21,323	(14,162)

Cash flows from investing activities:
Capital expenditures	(28,776)	(10,577)
Payment for acquisition of business, net of cash acquired	(7,536)	-
Acquisition of technology	-	(7,973)
Proceeds from disposal of assets	-	6,422
Proceeds from sale / maturity of investments	-	7,120
Net cash used in investing activities	(36,312)	(5,008)

Cash flows from financing activities:
Cash pledged for collateral deposits	(10)	(61)
Payments of loan issuance and other transaction costs	-	(95)
Acquisition of Company common stock	(10,011)	-
Payment of withholding taxes on stock-based compensation plans	(2,954)	(1,104)
Repayment of financed insurance premium	(2,899)	(980)
Repayments of finance leases	(499)	(154)
Net cash used in financing activities	(16,373)	(2,394)

Effect of exchange rate changes on cash and cash equivalents	(800)	133
Net decrease to cash and cash equivalents and restricted cash	(32,162)	(21,431)
Cash and cash equivalents and restricted cash at beginning of period	218,460	239,847
Cash and cash equivalents and restricted cash at end of period	$186,298	$218,416

Supplemental disclosure of cash flow information:
Cash paid for income taxes, net of refunds	$6,381	$7,716
Cash paid for interest, net	966	903
Change in accounts payable and accrued expenses related to capital expenditures	3,551	5,583

EXPRO GROUP HOLDINGS N.V.
SELECTED OPERATING SEGMENT DATA
(In thousands)
(Unaudited)

Segment Revenue and Segment Revenue as Percentage of Total Revenue:

	Three Months Ended
	March 31,		December 31,		March 31,
	2023		2022		2022
NLA	$126,228	37%	$131,684	38%	$103,861	37%
ESSA	113,648	34%	117,344	33%	82,071	29%
MENA	50,945	15%	55,387	16%	50,715	18%
APAC	48,458	14%	46,551	13%	43,830	16%
Total	$339,279	100%	$350,966	100%	$280,477	100%

Segment EBITDA (1), Segment EBITDA Margin (2), Adjusted EBITDA and Adjusted EBITDA Margin (3):

	Three Months Ended
	March 31,		December 31,		March 31,
	2023		2022		2022
NLA	$31,874	25%	$35,153	27%	$21,827	21%
ESSA	20,785	18%	30,179	26%	11,874	14%
MENA	14,568	29%	19,433	35%	15,465	30%
APAC (5)	(2,698)	(6)%	3,673	8%	5,438	12%
	64,529		88,438		54,604
Corporate costs (4)	(25,081)		(23,954)		(21,965)
Equity in income of joint ventures	2,436		5,590		4,202
Adjusted EBITDA (6)	$41,884	12%	$70,074	20%	$36,841	13%

(1)

Expro evaluates its business segment operating performance using Segment Revenue, Segment EBITDA and Segment EBITDA margin. Expro’s management believes Segment EBITDA and Segment EBITDA margin are useful operating performance measures as they exclude transactions not related to its core operating activities, corporate costs and certain non-cash items and allows Expro to meaningfully analyze the trends and performance of its core operations by segment as well as to make decisions regarding the allocation of resources to segments.

(2)	Expro defines Segment EBITDA margin as Segment EBITDA divided by Segment Revenue, expressed as a percentage.

(3)	Expro defines Adjusted EBITDA margin as Adjusted EBITDA divided by total revenue, expressed as a percentage.

(4)

Corporate costs include the costs of running our corporate head office and other central functions that support the operating segments, including research, engineering and development, logistics, sales and marketing and health and safety and are not attributable to a particular operating segment.

(5)	Excluding $11 million, $5 million and $2 million of mobilization, start-up and commissioning costs during the three months ended March 31, 2023, December 31, 2022 and March 31, 2022, respectively, Segment EBITDA would have been $8 million, $9 million and $8 million, respectively, and Segment EBITDA margin would have been 16%, 18% and 17%, respectively.

(6)	Excluding $11 million, $5 million and $2 million of mobilization, start-up and commissioning costs during the three months ended March 31, 2023, December 31, 2022 and March 31, 2022, respectively, Adjusted EBITDA would have been $53 million, $75 million and $39 million, respectively, and Adjusted EBITDA margin would have been 16%, 21%, and 14%, respectively.

EXPRO GROUP HOLDINGS N.V.
REVENUE BY AREAS OF CAPABILITIES
(In thousands)
(Unaudited)

	Three Months Ended
	March 31,		December 31,		March 31,
	2023		2022		2022
Well construction	$128,265	38%	$137,754	39%	$111,435	40%
Well management (1)	211,014	62%	213,212	61%	169,042	60%
Total	$339,279	100%	$350,966	100%	$280,477	100%

(1)	Well management consists of well flow management, subsea well access, and well intervention and integrity.

EXPRO GROUP HOLDINGS N.V.
CONTRIBUTION, CONTRIBUTION MARGIN AND SUPPORT COSTS
(In thousands)
(Unaudited)

Contribution(1) and Contribution Margin(2):

	Three Months Ended
	March 31,	December 31,	March 31,
	2023	2022	2022

Total revenue	$339,279	$350,966	$280,477

Cost of revenue, excluding depreciation and amortization expense	(289,647)	(277,548)	(239,530)
Indirect costs (included in cost of revenue)	64,821	60,324	60,566
Stock-based compensation expense	1,374	1,466	1,840
Direct costs (excluding depreciation and amortization expense) (3)	(223,452)	(215,758)	(177,124)
Contribution (5)	$115,827	$135,208	$103,353

Contribution margin (5)	34%	39%	37%

Support Costs(4):

	Three Months Ended
	March 31,	December 31,	March 31,
	2023	2022	2022

Cost of revenue, excluding depreciation and amortization expense	$289,647	$277,548	$239,530
Direct costs (excluding depreciation and amortization expense)	(223,452)	(215,758)	(177,124)
Stock-based compensation expense	(1,374)	(1,466)	(1,840)
Indirect costs (included in cost of revenue)	64,821	60,324	60,566
General and administrative expense (excluding depreciation and amortization expense, foreign exchange, and other non-routine costs)	11,500	10,333	10,189
Total support costs	$76,321	$70,657	$70,755

Total support costs as a percentage of revenue	22%	20%	25%

(1)

Expro defines Contribution as Total Revenue less Cost of Revenue, excluding depreciation and amortization expense, adjusted for indirect support costs and stock-based compensation expense included in Cost of Revenue.

(2)	Contribution margin is defined as Contribution as a percentage of Revenue.

(3)	Direct costs include personnel costs, sub-contractor costs, equipment costs, repairs and maintenance, facilities, and other costs directly incurred to generate revenue.

(4)

Support costs includes indirect costs attributable to support the activities of the operating segments, research and engineering expenses and product line management costs included in Cost of revenue, excluding depreciation and amortization expense, and General and administrative expenses representing costs of running our corporate head office and other central functions including logistics, sales and marketing and health and safety and does not include foreign exchange gains or losses and other non-routine expenses.

(5)	Excluding $11 million, $5 million and $2 million of mobilization, start-up and commissioning costs during the three months ended March 31, 2023, December 31, 2022 and March 31, 2022, respectively, Contribution would have been $126 million, $140 million, and $105 million respectively, and Contribution margin would have been 37%, 40% and 37%, respectively.

EXPRO GROUP HOLDINGS N.V.
NON-GAAP FINANCIAL MEASURES AND RECONCILIATION
(In thousands)
(Unaudited)

Adjusted EBITDA Reconciliation and Adjusted EBITDA Margin:

	Three Months Ended
	March 31,	December 31,	March 31,
	2023	2022	2022

Total revenue	$339,279	$350,966	$280,477

Net (loss) income	$(6,351)	$12,931	$(11,132)

Income tax expense	5,085	11,697	4,549
Depreciation and amortization expense	34,737	34,538	35,012
Merger and integration expense	2,138	4,996	4,725
Severance and other expense	927	2,411	1,494
Other expense (income), net	949	(1,477)	(996)
Stock-based compensation expense	4,171	3,554	6,018
Foreign exchange gain	(1,070)	(2,044)	(2,816)
Interest and finance (income) expense, net	1,298	3,468	(13)
Adjusted EBITDA (1)	$41,884	$70,074	$36,841

Adjusted EBITDA margin (1)	12%	20%	13%

(1)	Excluding $11 million, $5 million and $2 million of mobilization, start-up and commissioning costs during the three months ended March 31, 2023, December 31, 2022 and March 31, 2022, respectively, Adjusted EBITDA would have been $53 million, $75 million and $39 million, respectively, and Adjusted EBITDA margin would have been 16%, 21%, and 14%, respectively.

EXPRO GROUP HOLDINGS N.V.
NON-GAAP FINANCIAL MEASURES AND RECONCILIATION
(In thousands)
(Unaudited)

Adjusted Cash Flow from Operations Reconciliation:

	Three Months Ended
	March 31,	December 31,	March 31,
	2023	2022	2022

Net cash provided by (used in) operating activities	$21,323	$92,943	$(14,162)
Cash paid for interest, net	966	961	903
Cash paid for merger and integration expense	2,324	4,350	11,632
Cash paid for severance and other expense	2,572	697	207
Adjusted Cash Flow from Operations	$27,185	$98,951	$(1,420)

Adjusted EBITDA	$41,884	$70,074	$36,841

Cash conversion (1)	65%	141%	(4)%

(1)	Expro defines Cash Conversion as Adjusted Cash Flow from Operations divided by Adjusted EBITDA, expressed as a percentage.

EXPRO GROUP HOLDINGS N.V.
NON-GAAP FINANCIAL MEASURES AND RECONCILIATION
(In thousands, except per share amounts)
(Unaudited)

Reconciliation of Adjusted Net Income and Adjusted Net Income per Diluted Share:

	Three Months Ended
	March 31,	December 31,	March 31,
	2023	2022	2022

Net (loss) income	$(6,351)	$12,931	$(11,132)
Adjustments:
Merger and integration expense	2,138	4,996	4,725
Severance and other expense	927	2,411	1,494
Stock-based compensation expense	4,171	3,554	6,018
Total adjustments, before taxes	7,236	10,961	12,237
Tax benefit	(11)	(70)	(324)
Total adjustments, net of taxes	7,225	10,891	11,913
Adjusted net income	$874	$23,822	$781

As reported diluted weighted average common shares outstanding	108,854,709	109,348,871	109,266,988

As reported net (loss) income per diluted share	$(0.06)	$0.12	$(0.10)
Adjusted net income per diluted share	$0.01	$0.22	$0.01